Chang G. Park, CPA, Ph. D.
 2667 CAMINO DEL RIO SOUTH PLAZA B   SAN DIEGO   CALIFORNIA 92128
 TELEPHONE (858)722-5953  FAX (858) 761-0341   FAX (858) 764-5480
 E-MAIL changgpark@gmail.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Aquablue International, Inc. for the registration of 18,841,100 shares of its common stock and to the incorporation by reference therein of our report dated June ??, 2009, with respect to the consolidated financial statements of Aquablue International, Inc. for the period ended March 31, 2009, filed with the Securities and Exchange Commission.

/s/Chang Park
CHANG G. PARK, CPA
June 11, 2009
San Diego, CA. 91910